Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

US AIRWAYS GROUP, INC.

PURSUANT TO SECTIONS 242 AND 245 OF THE

DELAWARE GENERAL CORPORATION LAW

US Airways Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is US Airways Group, Inc. The Corporation was originally incorporated under the name US Air Group, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982.

2. This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the DGCL, and restates, integrates, amends and supersedes in its entirety the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

3. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is US Airways Group, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

ARTICLE IV

The aggregate number of shares that this Corporation shall have authority to issue is 1,000 shares of capital stock all of which shall be designated “Common Stock,” each having a par value of $0.01 per share.

ARTICLE V

No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article V shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

(a) Right of Indemnification. The Corporation shall indemnify its Directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation (the “Board”). The right to indemnification conferred by this Article VI shall include, subject to applicable law, the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(b) Prepayment of Expenses. Subject to applicable law, the Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to Directors and officers of the Corporation.

(c) Nonexclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

(d) Repeal or Modification. Any repeal or modification of this Article VI shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board, but any bylaws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon. Election of Directors need not be by written ballot.

ARTICLE IX

The number of Directors of the Corporation shall be fixed from time to time as provided in the bylaws.

ARTICLE X

In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

ARTICLE XI

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on December 9, 2013.

US AIRWAYS GROUP, INC.

By:	/s/ Stephen L. Johnson
Name:	Stephen L. Johnson
Title:	Authorized Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF US AIRWAYS GROUP, INC.